Exhibit 99.1

         ARIAD Announces Major Advances in Development of its
               Lead Cancer Product Candidate, AP23573;

Reported at the American Society for Clinical Oncology Annual Meeting


    CAMBRIDGE, Mass.--(BUSINESS WIRE)--May 30, 2003--ARIAD Pharmaceuticals, Inc. (Nasdaq: ARIA) today announced, for the first time, results of comprehensive in vivo studies of AP23573, its lead cancer product candidate which is in Phase 1 clinical trials. AP23573 was highly effective in animal models of human solid tumors: treatment initiated at an early stage of tumor growth induced persistent tumor regression of up to 90%, and treatment at a later more-aggressive stage still produced significant reductions in the rate of growth of all six tumor types studied (i.e., brain, prostate, breast, pancreas, lung, and colon cancers).
    The research also demonstrated that the anti-cancer activity of three widely used chemotherapy drugs was markedly enhanced by combined treatment with AP23573, supporting the use of AP23573 in multi-drug regimens that can be tailored to treat specific cancers.
    The small-molecule, AP23573, was designed to have broad clinical applications in solid tumors and other malignancies by inhibiting the protein mTOR leading to shrinking of tumors by a novel mode of action
- cancer-cell starvation (metabolic arrest) through inhibition of nutrient uptake to tumor cells, as well as inhibition of growth factor stimulation. AP23573 can be administered orally or by injection.
    Molecular analysis of tumors removed from the animals dosed in the studies reported today showed that mTOR signaling was completely abolished one day after a single low dose of AP23573 and that this suppression persisted for 2 to 3 days. These findings form the basis for using biomarkers to determine patterns of responsiveness to AP23573 therapy in clinical trials of patients with cancer.
    "We continue to build a strong scientific foundation for the clinical use of AP23573, alone and in combination with other anti-cancer drugs, in a broad spectrum of solid tumors and other malignancies," said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD.
    The abstract by Clackson, et al, "Broad anti-tumor activity of AP23573, an mTOR inhibitor in clinical development," will be available on the website of the American Society for Clinical Oncology (http://www.asco.org/ac/1,1003,_12-002092,00.asp) on June 2, 2003.
    ARIAD is engaged in the discovery and development of breakthrough medicines that regulate cell signaling with small molecules. The Company is developing a comprehensive approach to the treatment of cancer and is primarily focused on a series of product candidates for targeted oncology indications. ARIAD also has an exclusive license to pioneering technology and patents related to the discovery, development and use of drugs that regulate NF-(kappa)B cell-signaling activity, which has been implicated in many major diseases.
    Additional information about ARIAD can be found on the web at http://www.ariad.com.

    Some of the matters discussed herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding the Company's ability to conduct preclinical and clinical studies of its product candidates and the results of such studies, regulatory oversight, intellectual property claims, the timing, scope, cost and outcome of legal proceedings, future capital needs, key employees, dependence on the Company's collaborators and manufacturers, markets, economic conditions, products, services, prices, reimbursement rates, competition and other risks detailed in the Company's public filings with the Securities and Exchange Commission, including ARIAD's Annual Report on Form 10-K for the fiscal year ended December 31, 2002. The information contained in this document is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.


    CONTACT: ARIAD Pharmaceuticals, Inc.
             Tom Pearson, 610/407-9260
             or
             Kathy Lawton, 617/621-2345


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